Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Duluth Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

1	Equity	Class B Common Stock, no par value per share	Rule 457(a)	1,759,532	$1.76	$3,092,113.56	0.0001531	$473.40

	Total Offering Amount					$3,092,113.56		$473.40

	Total Fee Offsets							$0

	Net Fee Due							$473.40

(1a)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under each of the Inducement Stock Award Agreement, to be entered into by and between the Company and Stephanie L. Pugliese, on May 5, 2025 and the Inducement Restricted Stock Award Agreement, to be entered into by and between the Company and Stephanie L. Pugliese, on May 5, 2025, to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions that result in an increase in the number of outstanding securities.

(1b)

Proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a), Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are calculated based on the average of the high and low sales prices of the Registrant’s common stock on the NASDAQ Global Select Market on April 30, 2025, in accordance with Rule 457(c) under the Securities Act.